EXHIBIT 5.1

[LETTERHEAD OF NEXSEN PRUET JACOBS & POLLARD, LLP]

June 5, 2002

Integrated Business Systems and Services, Inc.
Suite 228, 115 Atrium Way
Columbia, South Carolina 29223

        RE:    Registration Statement on Form S-8

Gentlemen:

This opinion is being furnished to you in connection with your filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance of common stock, no par value per share (the “Common Stock”), of Integrated Business Systems and Services, Inc. (the “Company”) pursuant to and in accordance with the provisions of the Integrated Business Systems and Services, Inc. 2001 Stock Incentive Plan (the “2001 Plan”), the Integrated Business Systems and Services, Inc. 1997 Stock Option Plan (the “1997 Plan”), and pursuant to certain other issuances of non-qualified stock options and restricted stock grants made by the Company during the past two years (collectively, the “Other Issuances”). In this connection, we have familiarized ourselves with the 2001 Plan, the 1997 Plan, the Other Issuances, and the Articles of Incorporation and the Bylaws of the Company, and have examined the originals, or copies certified or otherwise identified to our satisfaction, of corporate records, including minute books, of the Company. We have also examined the Registration Statement, together with the exhibits thereto, and such other certificates of officers, documents, and records as we have deemed necessary for the purpose of expressing the opinion contained herein.

On the basis of, and in reliance upon, the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that the shares of Common Stock to be issued pursuant to the provisions of the 2001 Plan, 1997 Plan, and the Other Issuances have been duly authorized, and when (a) the Registration Statement has become effective under the Securities Act of 1933, as amended, and the pertinent provisions of any state securities laws, as may be applicable, have been complied with and (b) the shares of Common Stock are issued in accordance with the terms of the Plan and the Other Issuances as set forth in the Registration Statement, the shares of Common Stock so issued will be validly issued, fully paid, and nonassessable.

The opinion expressed herein is based upon applicable laws, statutes, ordinances, rules and regulations as existed on this date and we express no opinion as to the effect which any future amendments, changes, additions or modifications thereof may have on the opinion expressed herein. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances which may hereafter come to our attention, or changes in law which may hereafter occur. This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein or of any transaction or obligation. We are furnishing this opinion for the sole and exclusive benefit of the addressee.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement with respect to the Plan. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

By:	/s/ NEXSEN PRUET JACOBS AND POLLARD, LLP
Nexsen Pruet Jacobs & Pollard, LLP